Exhibit 10.2

June 6, 2018

Vifor (International) Ltd.

Rechenstrasse 37

CH-9014 St. Gallen

Switzerland

Re:	Grant of Rights to CCX140 in China

Ladies and Gentlemen:

As you know, Vifor Fresenius Medical Care Renal Pharma Ltd. (“VFMCRP”) and ChemoCentryx, Inc. (“ChemoCentryx”) are parties to that certain Collaboration and License Agreement, dated December 22, 2016 (the “VFMCRP Agreement”), pursuant to which ChemoCentryx granted VFMCRP an exclusive license to commercialize ChemoCentryx’s proprietary C5aR inhibitor known as CCX140 in certain countries. Capitalized terms used but not otherwise defined in this letter agreement (this “Letter”) will have the meanings provided in the VFMCRP Agreement. The VFMCRP Agreement was originally entered into between Vifor (International) Ltd. (“Vifor”) and ChemoCentryx and was subsequently assigned by Vifor to VFMCRP, so that references in the VFMCRP Agreement to VIT now refer to VFMCRP.

Vifor, VFMCRP and ChemoCentryx agree that Vifor will have the right to exercise the rights granted to VFMCRP with respect to CCX140 in China, notwithstanding the assignment of the VFMCRP Agreement to VFMCRP, so that Vifor will have a license to CCX168 in China that is consistent with the rights granted to VFMCRP in the VFMCRP Agreement, with the understanding that Vifor intends to assign such rights to VFMCRP prior to June 30, 2019.

ChemoCentryx and Vifor, intending to be legally bound, hereby agree as follows:

1.    “Vifor Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China and the Macao Special Administrative Region of the People’s Republic of China (together referred as “China”).

2.    Subject to the terms and conditions of this Letter and the agreement referenced in Section 8(a) if and when entered into, as applicable, ChemoCentryx hereby grants to Vifor an exclusive (even as to ChemoCentryx), royalty bearing license, with the right to grant sublicenses as provided under the terms of Section 2.2 of the VFMCRP Agreement (as applied to Vifor in place of VFMCRP and with China being deemed a Major Market Country), under the

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ChemoCentryx Know-How and ChemoCentryx Patents (as applied to the Vifor Territory in place of the VIT Territory as referenced in such defined terms in the VFMCRP Agreement) (a) to seek Regulatory Approval and Pricing and Reimbursement Approval for and Commercialize the Product in the Field in the Vifor Territory and (b) to conduct those Development activities in the Field in the Vifor Territory allocated to Vifor in the Development Plan.

3.    Notwithstanding Section 2 above, if Vifor intends to grant a sublicense under the foregoing license, Vifor shall notify ChemoCentryx in writing. Any such sublicense shall be subject to and consistent with all terms of the VFMCRP Agreement, as if the sublicense were granted by VFMCRP under the VFMCRP Agreement as amended by the amendment attached hereto as Exhibit A. No such sublicense may be granted unless and until Vifor and ChemoCentryx enter into an agreement governing at least the following:

(a)    Development of the Product for the sublicensed country(ies), which would be considered Additional Studies and subject to the approval of the JSC (with decision-making authority as provided in the VFMCRP Agreement, as applied to the Vifor Territory in place of the VFMCRP Territory), unless agreed otherwise by ChemoCentryx and Vifor in writing;

(b)    Economic terms identical to the VFMCRP Agreement applicable to the rights for the sublicensed country(ies), including allocation of costs for any activities conducted therein;

(c)    ChemoCentryx’s rights to use any data and results generated with respect to the sublicensed country(ies);

(d)    Rights to obtain licenses to Third Party intellectual property rights in the sublicensed country(ies); and

(e)    Consequences for the sublicensee’s breach of its sublicense agreement with Vifor.

4.    ChemoCentryx and Vifor intend that prior to June 30, 2019, Vifor will assign the rights granted in Section 2 above to VFMCRP.

5.    No activities will be conducted prior to June 30, 2019 under the license granted in Section 3 above with respect to the Vifor Territory except with the prior written approval of ChemoCentryx, which shall not be unreasonably withheld. Any Development of the Product in the Vifor Territory will be conducted pursuant to the Development Plan.

6.    In consideration for the rights granted under this Letter, Vifor shall make a non-refundable, non-creditable payment to ChemoCentryx of five million United States dollars (US$5,000,000), payable within ten (10) Business Days after the date of this Letter.

7.    If VFMCRP and ChemoCentryx enter into the amendment attached hereto as Exhibit A by June 30, 2019, then this Letter will immediately terminate and be of no force and effect.

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8.    If VFMCRP and ChemoCentryx do not enter into the amendment attached hereto as Exhibit A by June 30, 2019, then as promptly as possible following such date:

(a)    ChemoCentryx and Vifor shall enter into a collaboration and license agreement that sets forth the terms and conditions for the Vifor Territory consistent with the VFMCRP Agreement but with necessary changes, as discussed by ChemoCentryx and Vifor as of the date of this Letter; and

(b)    ChemoCentryx and VFMCRP shall amend the VFMCRP Agreement with necessary changes to take into account the agreement for the Vifor Territory referenced in Section 8(a), as discussed by ChemoCentryx and Vifor as of the date of this Letter.

9.    This Letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Letter may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

10.    This Letter shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws.

11.    This Letter constitutes the entire agreement, both written and oral, between ChemoCentryx and Vifor with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

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If the foregoing is acceptable to you, please sign this Letter in the space provided below and return it to me.

Sincerely,

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall, Ph.D.
Name:	Thomas J. Schall, Ph.D.
Title:	Chief Executive Officer

Agreed to and accepted as of the date of this Letter:

VIFOR (INTERNATIONAL) LTD.

By:	/s/ Chris Springer
Name:	Dr. Chris Springer
Title:	Chief Strategy Officer (CSO), Executive Vice President

By:	/s/ Oliver P. Kronenberg
Name:	Dr. Oliver P. Kronenberg
Title:	Group General Counsel

VFMCRP agrees that notwithstanding the rights granted to VFMCRP with respect to China in the VFMCRP Agreement, ChemoCentryx shall have the right to grant, and Vifor shall have the right to obtain, the license set forth in this Letter.

VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

By:	/s/ David Bevan
Name:	David Bevan
Title:	CEO

By:	/s/ Marcus Kracht
Name:	Marcus Kracht
Title:	Deputy CEO

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Exhibit A

AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is effective as of [            ], 2018 (the “Amendment Effective Date”) by and between CHEMOCENTRYX, INC., a Delaware corporation, having an address at 850 Maude Avenue, Mountain View, CA 94043, U.S. (“ChemoCentryx”), and VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD., a corporation organized under the laws of Switzerland, having an address at Rechenstrasse 37, CH-9014 St. Gallen, Switzerland (“VFMCRP”). ChemoCentryx and VFMCRP may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

A.    ChemoCentryx and VFMCRP are parties to that certain Collaboration and License Agreement, dated December 22, 2016, amended June 6, 2018 (the “Agreement”), pursuant to which ChemoCentryx granted VFMCRP an exclusive license to commercialize ChemoCentryx’s proprietary C5aR inhibitor known as CCX140 in certain countries. The Agreement was originally entered into between Vifor (International) Ltd. (“VIT”) and ChemoCentryx and was subsequently assigned by VIT to VFMCRP.

B.    On June 6, 2018, ChemoCentryx and VIT entered into a letter agreement pursuant to which ChemoCentryx granted Vifor an exclusive license to commercialize CCX140 in China, and Vifor paid ChemoCentryx five million United States dollars (US$5,000,000). Such letter agreement is terminated concurrently with the Parties’ entry into this Agreement.

C.    This Amendment, which is being entered into in accordance with Section 16.2 of the Agreement, provides for a territory expansion to include China in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, the Parties agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. Except to the extent the Agreement is explicitly amended by this Amendment, the Agreement will remain in full force and effect in accordance with its terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Agreement.

1.1    Section 1.95 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.95    “Major Market Countries” means France, Switzerland, Germany, Italy, Spain, the United Kingdom, Brazil, Japan, Canada, Mexico, South Korea and China.

1.2    Section 1.128 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.128    “Territory” means (i) the world, excluding the U.S., and (ii) upon VIT’s obtaining Regulatory Approval for CKD in the U.S. after exercise of the CKD Option, the U.S.

1.6    The Sections 2.9 and 8.5 of the Agreement are hereby deleted.

1.7    Section 9.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

9.4    Records; Audit. VFMCRP shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit ChemoCentryx to confirm the accuracy of commercial milestone and royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but in no case less than three (3) years following the end of the Calendar Quarter to which they pertain. ChemoCentryx shall have the right to have an independent, certified public accountant reasonably acceptable to VFMCRP audit such records of VFMCRP to confirm Net Sales, royalties, and other payments for a period covering not more than three (3) years following the Calendar Quarter to which they pertain. Such audits may be exercised only once for any period and no more than once per Calendar Year during normal business hours upon reasonable prior written notice to the audited Party. Any such auditor shall not disclose VFMCRP’s confidential information to ChemoCentryx, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by VFMCRP or the amount of payments by VFMCRP under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 9.5) from the original due date. Any overpayment by VFMCRP revealed by an audit shall be credited against future payments owed by VFMCRP to ChemoCentryx (and if no further payments are due, shall be refunded by ChemoCentryx at the request of VFMCRP). ChemoCentryx shall bear the full cost of such audit unless such audit discloses an underpayment by VFMCRP of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, VFMCRP shall bear the cost of such audit.

2.	MISCELLANEOUS

2.1    Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

2.2    Entire Agreement. The Agreement, as amended by this Amendment constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

2.3    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

CHEMOCENTRYX, INC.	VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

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